Exhibit 99

IGC REPORTS RESULTS FOR THE QUARTER ENDED JUNE 30, 2004

FOR IMMEDIATE RELEASE August 13, 2004	CONTACT Mark Augenblick (540) 687-3177

Middleburg, VA - Interstate General Company L.P. ("IGC") (AMEX: IGC; PCX) today reported a net loss for the three months ended June 30, 2004 of $343,000 or $.16 per Unit, compared to a net loss of $289,000 or $.14 per Unit, for the same period in 2003. For the six months (year-to-date), the Company had a net loss of $680,000 or $.32 per Unit, compared to a net loss of $1,164,000 or $.55 per Unit, for the same period in 2003. The six-month period ending June 30, 2004 includes a $453,000 provision for the remediation penalties.

James J. Wilson, Chairman and Chief Executive Officer, said that IGC's business plan is to continue to develop and sell its real estate assets to fund the activities of its affiliated companies, IWT/CWT, which develop and plan to own solid waste recycling facilities using an environmentally superior gasification technology in use in Europe and Japan.

A summary of the Company's activities year-to-date are briefly described below:

Real Estate

For the six months ended June 30, 2004, land sales revenues increased approximately 14% over the same period in 2003. The increase reflects the Company's continued realization on the value of its Brandywine project, plus a land sale at the Company's St. Charles, Maryland property. The Company closed the sale of 133 townhome lots at Brandywine, where all residential lots are under contract to Washington Homes. This sale produced gross revenue of approximately $2.5 million. The cost basis of these assets was approximately $2 million. The sales proceeds, net of settlement fees and deposit application, were used to repay a portion of the Brandywine development loan. The Company sold a one-acre parcel in Towne Center South during the first quarter of 2004. The sale produced $550,000 in gross revenue and a positive gross profit margin. A substantial portion of the sale proceeds was used to curtail existing debt on the property.

Subsequent to the end of the second quarter 2004, the Company entered into a sales contract for the sale of an additional one-acre parcel at its Towne Center South property. The gross selling price is approximately $564,000 and closing is anticipated by December 31, 2004.

In the coming months the Company expects Washington Homes to purchase additional residential land at its Brandywine project for combined gross revenue of approximately $3.8 million. These land assets have a cost basis of approximately $2.5 million as of June 30, 2004.

The Company has a contract with Zimmer Development Company, LLC for the sale of approximately 13 acres of commercial land at the Company's Brandywine project. This sale is contingent upon preliminary plan approval by Prince George's County, with settlement to occur 30 days after such approval. There have been delays by the County in the approval process. Once approved, the sale will produce gross revenue of approximately $3.3 million. This land has a cost basis of approximately $808,000 as of June 30, 2004.

Management expects the above sales to produce a profit for the Company for the year.

The Company continues its plan for a 404-unit apartment project on approximately 30 acres of land at its Towne Center South property. The reviews and approvals necessary to consummate a sale to a potential buyer will take at least several months to complete. The anticipated land value is approximately $8 million. When received, the sale proceeds will be used to curtail existing debt.

Waste Recycling Projects

Mark Augenblick, President and Chief Operating Officer, reports that power purchase agreement negotiations with the Puerto Rico Electric Power Authority are well advanced. CWT expects to have a signed contract in approximately 30 days. CWT has exchanged waste processing agreement drafts with the municipalities of Caguas and San Juan.

As previously reported, the company recently filed suit for damages against the U.S. Virgin Islands Water and Power Authority in Federal District Court in St. Thomas. CWT has tried unsuccessfully for three years to persuade the utility to contract to purchase the facility's export power as required by law.

Financial Position

The Company has submitted a refinancing request to a new lender for its Brandywine project. The request is currently under review by the lender's internal committees. This refinancing will pay off the existing debt of approximately $7.8 million due the current lender, provide the Company with approximately $2.8 million of working capital, and fund future Brandywine project development and improvements.

In late June 2004, the Company signed a term sheet with a second lender to refinance the $7.4 million debt secured by its Towne Center South property, as well as other commercial parcels in St. Charles, Maryland. Closing is anticipated to occur by late August 2004. The loan will provide an interest reserve to cover the monthly interest payments. It is the Company's plan to retire such debt through land sales.

Remediation work at Towne Center South and Parcel L, with the exception of some planting and seeding that can only take place next spring 2005, was certified complete by the Company's engineer on July 9, 2004. Management is working to complete the final documents with the U.S. Army Corps of Engineers.

IGC's operating results should be evaluated over an extended period of time due to the cyclical nature of its business. This news release should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 2003.

This news release contains forward-looking information and statements. Investors are cautioned that such statements involve known and unknown results, risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, whether express or implied, in the forward-looking statement. Forward-looking statements are related to anticipated revenues, expenses, earnings, returns and the growth of the market for our products. Numerous factors could cause results to differ, including but not limited to changes in market demand and acceptance of Company facilities, impact of competitive facilities and pricing, dependence on third party suppliers, changes in government regulations, and the normal cyclical nature of the real estate and development economy. Although the Company believes that our plans, intentions or expectations reflected in such forward-looking statements are reasonable, it can give no assurance that its expectations will be attained. For more information, please refer to the Company's Form 10-QSB on file with the Securities and Exchange Commission.

IGC's Form 10-QSB will be available via the Internet at http://igclp.com shortly after it is filed.

Interstate General Company, L.P.

Financial Highlights (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03

Revenues	$2,486,000	$2,308,000	$3,036,000	$2,667,000

Expenses	2,822,000	2,592,000	3,708,000	3,825,000

Loss before minority interest	(336,000)	(284,000)	(672,000)	(1,158,000)

Minority Interest Expense	7,000	5,000	8,000	6,000

Net Loss	(343,000)	(289,000)	(680,000)	(1,164,000)

Basic and Fully Diluted Net Loss per Limited Unit	(.16)	(.14)	(.32)	(.55)

Weighted Average Limited Partner Units Outstanding	2,104,000	2,100,000	2,104,000	2,099,000

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